Filed under Rule 424(b)(3), Registration Statement No. 333-275151
Pricing Supplement No. 640 - Dated Monday, July 28, 2025 (To: Prospectus Dated October 24, 2023 and Prospectus Supplement Dated October 27, 2023)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743F3R5	[ ]	100.000%	0.550%	[ ]	Fixed	4.050%	Monthly	08/15/2027	09/15/2025	$4.28	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

	Offering Date: Monday, July 28, 2025 through Monday, August 4, 2025	National Rural Utilities Cooperative Finance Corp
National Rural Utilities Cooperative Finance Corp	Trade Date: Monday, August 4, 2025 @12:00 PM ET
	Settle Date: Thursday, August 7, 2025	Prospectus dated October 24, 2023 and
	Minimum Denomination/Increments:$1,000.00/$1,000.00	Prospectus Supplement Dated: October 27, 2023
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX LLC, Citigroup Global Markets Inc., Wells Fargo Clearing Services, LLC, RBC Capital Markets, LLC

Trustee: U.S. Bank Trust Company, National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

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